UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2025

Phoenix Education Partners, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-42899	38-3922540
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4035 S. Riverpoint Parkway Phoenix, AZ	85040
(Address of principal executive offices)	(Zip Code)

(800) 990-2765

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PXED	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2025 (the “Closing Date”), Phoenix Education Partners, Inc. (the “Company”) entered into a Revolving Credit Agreement with the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Credit Agreement”). The Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of $100 million (the “Revolving Facility”), the full amount of which is available through a subfacility that may be used to issue letters of credit or bank guarantees. The Revolving Facility is available for general corporate purposes, including letters of credit, for the Company and its subsidiaries.

The Revolving Facility has a maturity date of November 13, 2030. The Company may make voluntary prepayments of borrowings under the Revolving Facility at any time prior to maturity without premium or penalty, subject to customary “breakage” costs with respect to term SOFR (as defined below) loans.

Borrowings under the Revolving Facility bear interest at a rate equal to, at the Company’s option, either (a) a term Secured Overnight Financing Rate (“SOFR”) (subject to a floor of zero), plus an applicable margin of 2.50% per annum or (b) a base rate (subject to a floor of 1.00%) determined by reference to the highest of (i) the greater of the federal funds effective rate and the overnight bank funding rate, in each case plus 0.50% per annum, (ii) the rate of interest per annum determined by the administrative agent under the Revolving Facility as its prime commercial lending rate for loans denominated in U.S. dollars and (iii) the one-month term SOFR plus 1.00% per annum, plus an applicable margin of 1.50% per annum.

Additionally, the Revolving Facility requires the Company to pay to the lenders under the Revolving Facility a commitment fee equal to 0.375% per annum of the unutilized commitments thereunder. The Company is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for term SOFR borrowings on the aggregate face amount of outstanding letters of credit, plus such letter of credit issuer’s customary issuance and administration fees and a fronting fee computed at a rate equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit.

All obligations under the Revolving Facility are unconditionally guaranteed, jointly and severally, on a senior secured first-priority basis, by all of the Company’s existing and future wholly owned material domestic subsidiaries, subject to certain exceptions and qualifications. The obligations under the Revolving Facility are secured by first-priority security interests in substantially all of the Company’s assets and those of the subsidiary guarantors, subject to certain exceptions and permitted liens.

The Revolving Facility contains customary affirmative covenants and events of default. The Revolving Facility also contains customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally limit the Company’s and its restricted subsidiaries’ ability to incur debt, create liens, make modifications to their organizational documents and material subordinated debt documents, enter into certain asset dispositions and sale-and-lease back transactions, make certain loans, investments and acquisitions, engage in certain transactions with affiliates, pay dividends or distribute or redeem certain equity and prepay or redeem certain debt.

In addition, the Revolving Facility requires the Company to comply on a quarterly basis, commencing with the fiscal quarter ending February 28, 2026, with a maximum net first lien leverage ratio of 2.50 to 1.00 if the aggregate amount of funded loans and unreimbursed payments or disbursements made pursuant to letters of credit (excluding undrawn letters of credit, letters of credit that are cash collateralized and surety or insurance backed letters of credit) under the Revolving Facility on such date exceeds 35% of the then-outstanding commitments under the Revolving Facility.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated November 13, 2025, by and among Phoenix Education Partners, Inc., the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent*

* Certain annexes and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted annexes and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 for any annexes or schedules so furnished.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX EDUCATION PARTNERS, INC.

By:	/s/ Srini Medi
	Name:	Srini Medi
	Title:	Chief Legal Officer and Secretary

Dated: November 13, 2025

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